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Exhibit 4.1

MSW ENERGY HOLDINGS II LLC

MSW ENERGY FINANCE CO. II, INC.

and each of the Guarantors named herein

SERIES A AND SERIES B
7 3/8% SENIOR SECURED NOTES DUE 2010

INDENTURE

Dated as of November 24, 2003

Wells Fargo Bank Minnesota, National Association

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06
(b)(1)	10.03
(b)(2)	7.06; 7.07
(c)	7.06; 10.03;14.02
(d)	7.06
314(a)	4.03;14.02; 14.05
(b)	10.02
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	10.03, 10.04, 10.05
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05,14.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

* This Cross Reference Table is not part of the Indenture.

EXHIBITS

Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	[INTENTIONALLY OMITTED]
Exhibit E	FORM OF NOTE GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G	FORM OF PLEDGE AND SECURITY AGREEMENT
Exhibit H	FORM OF DEPOSIT AGREEMENT

        INDENTURE dated as of November 24, 2003 among MSW Energy Holdings II LLC, a Delaware limited liability company ("MSW Energy II"), MSW Energy Finance Co. II, Inc. ("MSW Energy Finance II" and, together with MSW Energy II, the "Company" or the "Issuers"), the Guarantors (as defined) and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee").

        The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7?% Series A Senior Secured Notes due 2010 (the "Series A Notes") and the 7?% Series B Senior Secured Notes due 2010 (the "Series B Notes" and, together with the Series A Notes, the "Notes"):

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

        "144A Global Note" means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to Section 6 of the Registration Rights Agreement.

        "Additional Notes" means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 50 basis points.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agent" means any Registrar, co-registrar, Paying Agent or additional paying agent.

        "Applicable Ownership Percentage" means, at the time of determination, the percentage of the total ownership interest (direct or indirect) of Ref-Fuel (or any other Affiliate succeeding to MSW Energy II's indirect interest in ARC and its Subsidiaries) held by MSW Energy II or, in the event that MSW Energy II merges with and into Ref-Fuel, the percentage of the total ownership interest (direct or indirect) of ARC (or any other Affiliate succeeding to Ref-Fuel's direct interest in ARC and its Subsidiaries) held by the surviving entity of such merger.

        "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

        "ARC" means American Ref-Fuel Company LLC and any and all successors thereto.

        "ARC Asset Sale" means, with respect to Ref-Fuel and its Subsidiaries, the sale, lease, conveyance or other disposition by Ref-Fuel or any of its Subsidiaries (i) of all or substantially all of the assets comprising an ARC Operating Facility or (ii) any other sale of assets in any single transaction or series of related transactions that involves assets having a fair market value of more than $2.0 million, in either case, to a Person, other than Ref-Fuel, ARC or any of their respective Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Ref-Fuel and its Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 and not by Section 4.10(b).

        Notwithstanding the preceding, none of the following will be deemed to be an ARC Asset Sale:

  (1)
  a transfer of assets between or among Ref-Fuel and its Subsidiaries;

  (2)
  the sale or lease of equipment, inventory or accounts receivable by such Person or its Subsidiaries in the ordinary course of their respective businesses and the sale of obsolete equipment; and

  (3)
  the sale or other disposition of cash or Cash Equivalents.

        "ARC Credit Facility" means the credit facility pursuant to the Amended and Restated Credit Agreement, dated as of May 1, 2003, among ARC, Citicorp North America, Inc. and each of the lenders named therein, together with the related documents thereto (including any guarantees, security agreements, assignments, mortgages and other security documents executed pursuant thereto), consisting on the date hereof of a revolving credit facility in the amount of $75.0 million, in each case as such agreement may be subsequently amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time pursuant to any one or more successive debt facilities.

        "ARC Indenture" means the Indenture, dated as of May 1, 2003, between ARC and Wachovia Bank, National Association, as supplemented by the First Supplemental Indenture, dated as of May 1, 2003, together with the related documents thereto (including any guarantees, security agreements, assignments, mortgages and other security documents executed pursuant thereto), in each case as such indenture may be subsequently amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time pursuant to any one or more subsequent debt facilities.

        "ARC Operating Facility" means one of ARC's waste-to-energy facilities located in Hempstead, New York (Hempstead facility), Newark, New Jersey (Essex facility), Preston, Connecticut (SECONN facility), Niagara Falls, New York (Niagara facility), Rochester, Massachusetts (SEMASS facility) or Chester, Pennsylvania (Delaware Valley facility).

        "Asset Sale" means, with respect to any Person:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights of such Person and its Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of a Person and its Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 and/or the provisions described in Section 5.01 and not by the provisions of Section 4.10(a); and

  (2)
  the issuance of Equity Interests by any of MSW Energy II's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

  Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

  (2)
  a transfer of assets between or among such Person and its Subsidiaries,

  (3)
  an issuance of Equity Interests by a Subsidiary to such Person or to another Subsidiary;

  (4)
  the sale or lease of equipment, inventory or accounts receivable by such Person or its Subsidiaries in the ordinary course of their respective businesses;

  (5)
  the sale-leaseback of any assets; provided that such sale-leaseback transaction complied with the debt incurrence test described in Section 4.09.

  (6)
  the sale or other disposition of cash or Cash Equivalents;

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described in Section 4.07; and

  (8)
  the redemption by Ref-Fuel of the 0.1% of Equity Interest therein held by UAE Ref-Fuel II Corp. described in Section 4.11(b)(12).

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership;

  (3)
  with respect to MSW Energy II, the board of directors appointed pursuant to the terms of its Amended and Restated Limited Liability Company Agreement (as amended, as permitted therein); and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Broker-Dealer" has the meaning set forth in the Registration Rights Agreement.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MSW Energy II and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal;

  (2)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Ref-Fuel and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Issuers or ARC, other than any liquidation or dissolution of ARC as part of a reorganization in which Ref-Fuel (or its successor) continues to own, directly or indirectly, substantially all of the assets held by ARC prior to such liquidation or dissolution;

  (4)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MSW Energy II, measured by voting power rather than number of shares;

  (5)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the

    Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Ref-Fuel, measured by voting power rather than number of shares;

  (6)
  the first day on which a majority of the members of the Board of Directors of MSW Energy II are not Continuing Directors; or

  (7)
  the first day on which MSW Energy II ceases to own 100% of the outstanding Equity Interests of MSW Energy Finance II, other than as a result of the merger of MSW Energy Finance II into MSW Energy II or its successor in connection with the reorganization of MSW Energy II or its successor into corporate form.

        "Clearstream" means Clearstream Banking, S.A.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" shall have the meaning set forth in the Pledge Agreement.

        "Collateral Agent" shall have the meaning set forth in the Pledge Agreement.

        "Company" means MSW Energy II and MSW Energy Finance II, and any and all successors thereto.

        "Company Deposit" shall have the meaning set forth in the Escrow Agreement.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

  (1)
  the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

  (2)
  if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits or the Tax Accrual Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or the Tax Accrual Amount was deducted in computing such Consolidated Net Income; plus

  (3)
  Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  restructuring charges or other non-recurring items for such period, to the extent deducted in computing Consolidated Net Income; plus

  (6)
  non-cash purchase accounting adjustments for such period, to the extent deducted in computing Consolidated Net Income; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Ref-Fuel will be added to Consolidated Net Income to compute Consolidated Cash Flow of Ref-Fuel only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Ref-Fuel by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter (other than charter provisions based on instruments or agreements entered into by such Subsidiary) and all judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its securityholders.

        "Consolidated Interest Expense" means, with respect to any Person for any period, determined on a consolidated basis in accordance with GAAP, the sum of, without duplication:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs); and

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter (other than charter provisions based on instruments or agreements entered into by such Subsidiary) or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles after the date of this Indenture will be excluded; and

  (4)
  the Net Income (or loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any representative appointed to of the Board of Directors of MSW Energy II who:

  (1)
  was a representative appointed to the Board of Directors on the date of this Indenture; or

  (2)
  was either (i) appointed to the Board of Directors by a Principal or its Affiliate or (ii) nominated for election or elected to such Board of Directors with the approval of at least a majority of the representatives of the Board of Directors appointed by the member of MSW Energy II (that nominated or elected such new representative) serving on the Board of Directors at the time of such nomination or election.

        "Corporate Trust Office of the Trustee" will be at the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

        "Custodian" means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-1 hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

        "Deposit Agreement" means the Deposit Agreement, dated as of the Closing Date, among the Company and Wells Fargo Bank Minnesota, National Association, as collateral agent and depositary agent.

        "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (unless such Capital Stock is redeemable only for Capital Stock of such Person which itself is Disqualified Stock). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require MSW Energy II to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that MSW Energy II may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.

        "Equity Contribution Agreement" means the Equity Contribution Agreement, dated as of April 30, 2001, among Duke Capital Corporation, United American Energy Holdings Corp., ARC and Ref-Fuel in effect as of the closing date of this Indenture, as the same may be amended to add MSW Energy II or a parent entity as party thereto and as the same may be further amended in a manner not adverse to the holders of the Notes.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Escrow Agreement" means the Escrow Agreement, dated June 25, 2003, by and among MSW Energy II, MSW Energy Finance II, Credit Suisse First Boston LLC and Wells Fargo Bank Minnesota, National Association, as the Trustee under this Indenture, and Wells Fargo Bank Minnesota, National Association, as escrow agent.

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the Notes issued in the Exchange Offer pursuant to Section 2.06(f) hereof.

        "Exchange Offer" has the meaning set forth in the Registration Rights Agreement.

        "Exchange Offer Registration Statement" has the meaning set forth in the Registration Rights Agreement.

        "Existing Indebtedness" means all Indebtedness consisting of reimbursement obligations, interest and fees incurred or to be incurred by MSW Energy II and its Subsidiaries in order for MSW Energy II to obtain and maintain the letters of credit that it is required to post pursuant to the terms of the Equity Contribution Agreement.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

        "Global Notes" means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

        "Global Note Legend" means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  UAE Ref-Fuel II Corp., upon the consummation of the Transactions; and

  (2)
  any other Restricted Subsidiary of MSW Energy II that executes a Note Guarantee in accordance with the provisions of this Indenture;

        and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Holder" means a Person in whose name a Note is registered.

        "Indebtedness" means, with respect to any specified Person, any Indebtedness of such Person, whether or not contingent, without duplication as to amounts:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Indenture" means this Indenture, as amended or supplemented from time to time.

        "Independent Investment Bank" means the Reference Treasury Dealer and any replacement Reference Treasury Dealer appointed by the Trustee after consultation with MSW Energy II.

        "Indirect Participant" means a Person who holds a beneficial interest in a Global Note through a Participant.

        "Initial Notes" means the first $225,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MSW Energy II or any Restricted Subsidiary of MSW Energy II sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of MSW Energy II such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of MSW Energy II, MSW Energy II will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of MSW Energy II "s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07. The acquisition by MSW Energy II or any Restricted Subsidiary of MSW Energy II of a Person that holds an Investment in a third Person will be deemed to be an Investment by MSW Energy II or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Letter of Credit Account" has the meaning assigned to it in the Deposit Agreement.

        "Letter of Transmittal" means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. or any successor to its business as a rating agency.

        "MSW Energy II Distribution Account" has the meaning assigned to it in the Deposit Agreement.

        "MSW Energy Notes" means the 8 1/2% Senior Secured Notes due 2010 of MSW Energy Holdings LLC and MSW Energy Finance Co., Inc.

        "Net Income" means, with respect to any Person for any period, (1) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any asset sale or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss), less (2) in the case of any Person that is a partnership or a limited liability company that is not an association taxable as a corporation for federal income tax purposes, the Tax Accrual Amount of such Person for such period.

        "Non-Recourse Debt" means Indebtedness or any other obligations:

  (1)
  as to which neither MSW Energy II nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of MSW Energy II or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

        "Non-U.S. Person" means a Person who is not a U.S. Person.

        "Note Guarantee" means the Guarantee by each Guarantor of the Company's payment obligations under this Indenture and on the Notes, executed pursuant to the provisions of this Indenture.

        "Notes" has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

        "Note Documents" means this Indenture, the Notes, the Note Guarantees, the Pledge Agreement and the Deposit Agreement.

        "Note Lien" means, to the extent securing Note Obligations, a Lien granted by the Pledge Agreement as security for Note Obligations and any Parity Lien Obligations.

        "Note Obligations" means the Notes (including all Additional Notes), the Note Guarantees and all other Obligations of any Obligor under the Note Documents.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 14.05 hereof.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

        "Parity Lien" means, to the extent securing Parity Lien Obligations, a Lien that (a) is granted by the Pledge Agreement and held by the Collateral Agent as security for Note Obligations and Parity Lien Obligations and (b) is not subordinated by contract to the Notes.

        "Parity Lien Debt" means, in the event that the Company and MSW Energy Holdings LLC merges with and into Ref-Fuel or another Affiliate of the Company and the surviving entity owns 100% of the Equity Interests of ARC, the MSW Energy Notes.

        "Parity Lien Obligations" means Parity Lien Debt and all other Obligations of any Obligor under each indenture or agreement governing, securing or relating to any Parity Lien Debt.

        "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

        "Permitted Investments" means:

  (1)
  any Investment in MSW Energy II or in a Restricted Subsidiary of MSW Energy II;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by MSW Energy II or any Guarantor in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of MSW Energy II; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MSW Energy II or a Restricted Subsidiary of MSW Energy II;

  (4)
  any Investment in Ref-Fuel in connection with the Transactions;

  (5)
  Hedging Obligations; and

  (6)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) after the date of this Indenture not to exceed $20.0 million.

        "Permitted Liens" means:

  (1)
  Liens permitted by the terms of this Indenture to be incurred;

  (2)
  Liens in favor of the Issuers or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MSW Energy II or any Subsidiary of MSW Energy II; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MSW Energy II or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition of the property by MSW Energy II or any Subsidiary of MSW Energy II, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, letters of credit, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (7)
  customary non-assignment and transfer provisions in leases and other agreements entered into in the ordinary course of business;

  (8)
  in the event that Ref-Fuel (or any successor holding Ref-Fuel's interest in ARC) becomes a Restricted Subsidiary, Liens on property existing at the time Ref-Fuel becomes a Restricted Subsidiary, other than Liens created in contemplation of the transaction pursuant to which Ref-Fuel (or any applicable successor) becomes a Restricted Subsidiary;

  (9)
  Liens created as a result of the pledge by MSW Energy II or any of its Restricted Subsidiaries of any back-to-back letters of credit, corporate guarantees or other agreements (and the proceeds thereof or payments thereunder) that may be issued to MSW Energy II, or on behalf of MSW Energy II, by on behalf of its members or direct or indirect parent entities;

  (10)
  right of first offer provisions in the Amended and Restated Limited Liability Company Agreement of Ref-Fuel;

  (11)
  Liens on the Collateral to secure the MSW Energy Notes; provided that that all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured; and

  (12)
  Liens incurred in the ordinary course of business of MSW Energy II or any Subsidiary of MSW Energy II with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Payments to Parent" means, without duplication as to amounts, payments to MSW Energy II's direct and indirect parent entities to permit such parent entities to pay accounting, legal and administrative expenses of such parent entities that relate to the Issuers when due, in an aggregate amount not to exceed $3.0 million per annum.

        "Permitted Refinancing Indebtedness" means any Indebtedness of MSW Energy II or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of MSW Energy II or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by MSW Energy II or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledged Accounts" has the meaning assigned to it in the Deposit Agreement.

        "Pledged Account Funds" has the meaning assigned to it in the Deposit Agreement.

        "Pledge Agreement" means the Pledge and Security Agreement dated as of the date of this Indenture and substantially in the form attached as Exhibit G hereto, as such agreement may be amended, modified or supplemented from time to time.

        "Principals" means Highstar Renewable Fuels LLC and its Affiliates and/or MSW Energy II Acquisition LLC, DLJ Merchant Banking II, Inc., DLJ Merchant Banking Partners III, L.P. and each of their respective Affiliates.

        "Private Placement Legend" means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

        "Proportionate Consolidated Interest Coverage Ratio" means, for any period, the ratio obtained by dividing:

  (1)
  an amount equal to the Applicable Ownership Percentage multiplied by the Consolidated Cash Flow of Ref-Fuel for such period; by

  (2)
  the sum of (a) an amount equal to the Applicable Ownership Percentage multiplied by the Consolidated Interest Expense of Ref-Fuel for the period plus (b) without duplication, the Consolidated Interest Expense of the Issuers for such period.

        In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Proportionate Consolidated Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Proportionate Consolidated Interest Coverage Ratio is made (the "Calculation Date"), then the Proportionate Consolidated Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Proportionate Consolidated Interest Coverage Ratio, acquisitions of businesses that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act.

        "Purchase Agreement" means the Purchase Agreement, dated as of November 7, 2003, by and among MSW Energy II, MSW Energy Finance II and Credit Suisse First Boston LLC.

        "Purchase Money Indebtedness" of any Person means any obligations of such Person or any of its subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such person or any of its subsidiaries within 180 days of such purchase.

        "QIB" means a "qualified institutional buyer" as defined in Rule 144A.

        "Qualified Equity Offering" means any issuance of Capital Stock (other than Disqualified Stock) by MSW Energy II to any Person or Persons other than a controlled Affiliate of MSW Energy II in a single transaction resulting in gross proceeds to MSW Energy II in excess of $35 million.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors; provided, however, that if Credit Suisse First Boston LLC shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Trustee, after consultation with MSW Energy II, shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Ref-Fuel" means Ref-Fuel LLC and any and all successors thereto.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of November 24, 2003, among the Company, UAE Ref-Fuel II Corp. (upon its acquisition by MSW Energy II as provided therein) and Credit Suisse First Boston LLC, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Regulation S Global Note" means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

        "Regulation S Permanent Global Note" means a permanent Global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

        "Regulation S Temporary Global Note" means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

        "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date on the Notes, the amount of the next succeeding scheduled interest payment on the Notes to be redeemed will be reduced by the amount of interest accrued on those notes to such redemption date.

        "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

        "Restricted Definitive Note" means a Definitive Note bearing the Private Placement Legend.

        "Restricted Global Note" means a Global Note bearing the Private Placement Legend.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Period" means the 40-day distribution compliance period as defined in Regulation S.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. In the event that ARC and its Subsidiaries become Subsidiaries of MSW Energy II, then ARC and its Subsidiaries shall not be Restricted Subsidiaries of MSW Energy II or Ref-Fuel for any purpose under this Indenture for so long as ARC maintains a corporate credit rating of at least Baa3 by Moody's and BBB- by S&P; provided that if Ref-Fuel becomes a Subsidiary of MSW Energy II (or MSW Energy II merges with and into Ref-Fuel), in such event that and for so long as ARC fails to maintain a corporate credit rating of at least Baa3 by Moody's and BBB- by S&P then ARC and its Subsidiaries shall be treated as a Restricted Subsidiary of MSW Energy II (or any successor thereof) solely for purposes of Section 4.09. In addition, whether or not ARC and its Subsidiaries become Subsidiaries of MSW Energy II, ARC shall be treated as a Restricted Subsidiary of Ref-Fuel for purposes of calculating the Proportionate Consolidated Interest Coverage Ratio and its components. In addition, in the event that Ref-Fuel becomes a Subsidiary of MSW Energy II, Ref-Fuel will be treated as a Restricted Subsidiary for all purposes of this Indenture, except that it will not be subject to the covenant in Section 4.10(a) with respect to any assets other than the Capital Stock of ARC and will be required to pledge its interest in ARC only under the circumstances described in Section 4.18.

        "Rule 144" means Rule 144 promulgated under the Securities Act.

        "Rule 144A" means Rule 144A promulgated under the Securities Act.

        "Rule 903" means Rule 903 promulgated under the Securities Act.

        "Rule 904" means Rule 904 promulgated the Securities Act.

        "S&P" means Standard & Poor's Ratings Group or any successor to its business as a rating agency.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Notes Interest Payment Account" has the meaning assigned to it in the Deposit Agreement.

        "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided, however, that all references to 10% in Rule 1-02 of Regulation S-X shall instead be deemed to be 20%.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof);

        provided, however, that Ref-Fuel, ARC and their Subsidiaries shall not be deemed a "Subsidiary" of MSW Energy II or any of its Subsidiaries on the date of this Indenture.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

        "Taxable Income" means, with respect to any Person for any period, the taxable income of such Person for such period for federal (or, as applicable, state and local) income tax purposes, determined as if such Person were a Delaware corporation filing separate tax returns and doing business solely in the State of New York; provided, that Taxable Income shall not be less than zero ($0).

        "Tax Accrual Amount" means, with respect to any Person for any period, the combined federal, state and local income (including estimated income) taxes that would be paid by such Person if it were a Delaware corporation doing business solely in the State of New York filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Accrual Amount, there shall be taken into account the effect of the application of any net operating loss carryforwards or other carryforwards of tax attributes, such as alternative minimum tax carryforwards, that would have arisen and would have been taken into account if such Person were a Delaware corporation doing business solely in the State of New York. Notwithstanding anything to the contrary, Tax Accrual Amount shall not be less than zero and shall not include taxes resulting from such Person's reorganization as or change in status to an association taxable as a corporation for federal income tax purposes.

        "Transactions" mean the merger of MSW Merger LLC with and into United American Energy Holdings Corp., the merger of MSW Intermediate Merger LLC with and into UAE Ref-Fuel LLC and the contribution by UAE Ref-Fuel LLC of its direct interests in Ref-Fuel and UAE Ref-Fuel II Corp. to MSW Energy II.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 1, 2007; provided, however, that if the period from the Redemption Date to September 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

        "Unrestricted Global Note" means a permanent global Note substantially in the form of Exhibit A-1 attached hereto that bears the Global Note Legend and that has the "Schedule of Exchanges of Interests in the Global Note" attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

        "Unrestricted Definitive Note" means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

        "Unrestricted Subsidiary" means any Subsidiary of MSW Energy II (other than MSW Energy Finance II, UAE Ref-Fuel II Corp. or Ref-Fuel or any Subsidiary that holds the Capital Stock of Ref-Fuel, ARC or any of their Subsidiaries or any successor to any of them) that is designated by the Board of Directors of MSW Energy II as an Unrestricted Subsidiary pursuant to resolutions of such Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with MSW Energy II or any Restricted Subsidiary of MSW Energy II unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MSW Energy II or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MSW Energy II;

  (3)
  is a Person with respect to which neither MSW Energy II nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MSW Energy II or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of MSW Energy II as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted pursuant to Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MSW Energy II as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09, MSW Energy II will be in default of such covenant. The Board of Directors of MSW Energy II may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MSW Energy II of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted pursuant to Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Restricted Subsidiary becomes a Guarantor and executes a supplemental indenture substantially in the form of Exhibit F attached hereto.

        "U.S. Person" means a U.S. Person as defined in Rule 902(k) under the Securities Act.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

Section 1.02    Other Definitions.

Term	Defined in Section
"Affiliate Transaction"	4.11
"ARC Transaction Offer"	3.09
"Authentication Order"	2.02
"Change of Control Offer"	4.15
"Change of Control Payment"	4.15
"Change of Control Payment Date"	4.15
"Covenant Defeasance"	8.03
"DTC"	2.03
"Event of Default"	6.01
"Excess Proceeds"	4.10
"incur"	4.09
"Legal Defeasance"	8.02
"Offer Amount"	3.09
"Offer Period"	3.09
"Paying Agent"	2.03
"Permitted Debt"	4.09
"Purchase Date"	3.09
"Registrar"	2.03
"Restricted Payments"	4.07
"Special Mandatory Redemption Date"	3.08

Section 1.03    Incorporation by Reference of Trust Indenture Act.

        Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

        The following TIA terms used in this Indenture have the following meanings:

        "indenture securities" means the Notes;

        "indenture security Holder" means a Holder of a Note;

        "indenture to be qualified" means this Indenture;

        "indenture trustee" or "institutional trustee" means the Trustee; and

        "obligor" on the Notes and the Note Guarantee means the Company and the Guarantor, respectively, and any successor obligor upon the Notes and the Note Guarantee, respectively.

        All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04    Rules of Construction.

        Unless the context otherwise requires:

  (1)
  a term has the meaning assigned to it;

  (2)
  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

  (3)
  "or" is not exclusive;

  (4)
  words in the singular include the plural, and in the plural include the singular;

  (5)
  "will" shall be interpreted to express a command;

  (6)
  provisions apply to successive events and transactions; and

  (7)
  references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01    Form and Dating.

        (a)    General.    The Notes and the Trustee's certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof and shall be issued only against payment in immediately available funds.

        The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

        (b)    Global Notes.    Notes issued in global form will be substantially in the form of Exhibits A1 or A2 attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

        (c)    Temporary Global Notes.    Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream Bank, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:

  (1)
  a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream Bank certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

  (2)
  an Officers' Certificate from the Company.

        Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in Regulation S Permanent Global Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of Regulation S Permanent Global Notes, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

  (3)
  Euroclear and Clearstream Procedures Applicable. The provisions of the "Operating Procedures of the Euroclear System" and "Terms and Conditions Governing Use of Euroclear" and the "General Terms and Conditions of Clearstream Banking" and "Customer Handbook" of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

        Two Officers must sign the Notes for the Company by manual or facsimile signature.

        If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

        A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

        The Trustee will, upon receipt of a written order of the Company signed by two Officers (an "Authentication Order"), authenticate Notes for original issue up to the aggregate principal amount set forth in such Authentication Order. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate amount of Notes authenticated for original issue pursuant to all Authentication Orders issued by the Company, except as provided in Section 2.07 hereof.

        The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent.

        The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

        The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

        The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

        The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

        The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06    Transfer and Exchange.

        (a)    Transfer and Exchange of Global Notes.    A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

  (1)
  the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or

  (2)
  the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

        Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

        (b)    Transfer and Exchange of Beneficial Interests in the Global Notes.    The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

          (1)    Transfer of Beneficial Interests in the Same Global Note.    Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

          (2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes.    In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

            (A)  both:

              (i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

              (ii)   instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

            (B)  both:

              (i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

              (ii)   instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the

      Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

          (3)    Transfer of Beneficial Interests to Another Restricted Global Note.    A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

            (A)  if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

            (B)  if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

          (4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.    A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

            (B)  such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

              (i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

              (ii)   if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

    and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

        If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

        Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

        (c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

          (1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.    If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

            (A)  if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

            (B)  if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

            (C)  if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

            (D)  if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

            (E)  if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

            (F)  if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

            (2)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.    Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

          (2)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.    A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

            (B)  such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

              (i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

              (ii)   if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

    and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          (3)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.    If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

        (d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

          (1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.    If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

            (A)  if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

            (B)  if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

            (C)  if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

            (D)  if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

            (E)  if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

            (F)  if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note.

          (2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.    A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

            (B)  such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

              (i)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

              (ii)   if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

    and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

          (3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.    A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

          If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

        (e)    Transfer and Exchange of Definitive Notes for Definitive Notes.    Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

          (1)    Restricted Definitive Notes to Restricted Definitive Notes.    Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

            (A)  if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

            (B)  if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

            (C)  if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

          (2)    Restricted Definitive Notes to Unrestricted Definitive Notes.    Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

            (A)  such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

            (B)  any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

            (C)  any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

            (D)  the Registrar receives the following:

              (i)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

              (ii)   if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

    and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

          (3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes.    A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

        (f)    Exchange Offer.    Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

          (1)   one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered into the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company; and

          (2)   Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer.

        Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

        (g)    Legends.    The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

          (1)   Private Placement Legend.

            (A)  Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

  "THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE."

            (B)  Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

          (2)    Global Note Legend.    Each Global Note will bear a legend in substantially the following form:

  "THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE

  BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

          (3)    Regulation S Temporary Global Note Legend.    The Regulation S Temporary Global Note will bear a legend in substantially the following form:

  "THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON."

        (h)    Cancellation and/or Adjustment of Global Notes.    At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

        (i)    General Provisions Relating to Transfers and Exchanges.

          (1)   To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar's request.

          (2)   No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

          (3)   The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          (4)   All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

          (5)   The Company will not be required:

            (A)  to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

            (B)  to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

            (C)  to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

          (6)   Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

          (7)   The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

          (8)   All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07    Replacement Notes.

        If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

        Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

        The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or an affiliate (other than notes acquired by Affiliates in the ordinary course of their respective businesses) of the Company shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

        If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a "protected purchaser" (as defined in the Uniform Commercial Code as adopted and in effect in the State of New York).

        If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

        If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

        In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

        Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

        Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

        The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

        If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

        If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or is required to redeem Notes pursuant to the special mandatory redemption provisions of Section 3.08 hereof, it must furnish to the Trustee, at least 30 days (or 10 days in the case of a special mandatory redemption pursuant to Section 3.08) but not more than 60 days before a redemption date, an Officers' Certificate setting forth:

          (1)   the clause of this Indenture pursuant to which the redemption shall occur;

          (2)   the redemption date;

          (3)   the principal amount of Notes to be redeemed; and

          (4)   the redemption price.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

        If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase as follows:

          (1)   if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

          (2)   if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

        The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

        Subject to the provisions of Sections 3.08 and 3.09 hereof, at least 30 days (or 10 days in the case of a special mandatory redemption pursuant to Section 3.08 hereof) but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 of this Indenture.

        The notice will identify the Notes to be redeemed and will state:

          (1)   the redemption date;

          (2)   the redemption price;

          (3)   if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

          (4)   the name and address of the Paying Agent;

          (5)   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

          (6)   that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

          (7)   the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

          (8)   that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

        Notices of redemption may not be conditional.

        At the Company's request, the Trustee will give the notice of redemption in the Company's name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

        Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05    Deposit of Redemption or Purchase Price.

        One Business Day prior to the redemption or purchase price date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

        If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

        Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07    Optional Redemption.

        (a)   At any time prior to September 1, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of a Qualified Equity Offering; provided that:

          (1)   at least 65% of the aggregate principal amount of notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by MSW Energy II and its Affiliates (other than notes acquired by Affiliates in the ordinary course of their respective businesses)); and

          (2)   the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

        (b)   At any time prior to September 1, 2007, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the following on the date of redemption:

          (1)   as determined by an Independent Investment Bank, the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) at the Adjusted Treasury Rate; plus in each case,

          (2)   accrued and unpaid interest and Additional Interest, if any, on the Notes to the applicable date of redemption.

        (c)   At any time on or after September 1, 2007, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2007	103.688%
2008	101.844%
2009 and thereafter	100.000%

        (d)   Any redemption pursuant to this Section 3.07 and Section 3.08 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08    Special Mandatory Redemption.

        (a)   Except as set forth in clause (b) of this Section 3.08 or under Sections 4.10 and 4.15 hereof, the Company is not required to make mandatory redemption payments with respect to the Notes.

        (b)   In accordance with the terms and conditions of the Escrow Agreement, and using the Company Deposit (as defined in the Escrow Agreement), the Company shall redeem all and not less than all of the Notes on March 1, 2004, or such earlier date as the Company shall elect (the "Special Mandatory Redemption Date"), if the Transactions have not occurred or the Transactions shall have been terminated on or prior to March 1, 2004, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon to, but not including, the Special Mandatory Redemption Date. Upon the closing of the Transactions on or before the Special Mandatory Redemption Date, the foregoing provisions of this Section 3.08(b) shall be null and void.

Section 3.09    Offer to Purchase by Application of Excess Proceeds.

        In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an "ARC Transaction Offer"), it will follow the procedures specified below.

        The ARC Transaction Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The ARC Transaction Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than three Business Days after the termination of the Offer Period (the "Purchase Date"), the Company will apply all Excess Proceeds (the "Offer Amount") to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the ARC Transaction Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

        If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and Additional Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the ARC Transaction Offer.

        Upon the commencement of an ARC Transaction Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the ARC Transaction Offer. The notice, which will govern the terms of the ARC Transaction Offer, will state:

          (1)   that the ARC Transaction Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the ARC Transaction Offer will remain open;

          (2)   the Offer Amount, the purchase price and the Purchase Date;

          (3)   that any Note not tendered or accepted for payment will continue to accrue interest;

          (4)   that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the ARC Transaction Offer will cease to accrue interest after the Purchase Date;

          (5)   that Holders electing to have a Note purchased pursuant to an ARC Transaction Offer may elect to have Notes purchased in integral multiples of $1,000 only;

          (6)   that Holders electing to have a Note purchased pursuant to any ARC Transaction Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

          (7)   that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

          (8)   that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

          (9)   that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

        On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes and other pari passu Indebtedness tendered or portions thereof tendered pursuant to the ARC Transaction Offer, or if less than the Offer Amount has been tendered, all Notes and other pari passu Indebtedness tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the ARC Transaction Offer on the Purchase Date.

        Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.
COVENANTS

Section 4.01    Payment of Notes.

        The Company will pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

        The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

        The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

        The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03    Reports.

        (a)   Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will at all times comply with TIA § 314(a).

        (b)   For so long as any Notes remain outstanding, at any time the Company is not required to file the reports required by Section 4.03(a) with the SEC, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        (c)   If MSW Energy II has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of MSW Energy II and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MSW Energy II.

Section 4.04    Compliance Certificate.

        (a)   The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating (i) that in the course of the performance by the signers of their duties as Officers they would normally have knowledge of any action or event that would cause a Default under this Indenture and (ii) as to each such Officer, that to the best of such Officer's knowledge, no Default under this Indenture has occurred during the preceding fiscal year and no Default exists as of the date of such Officers' Certificate (or if a Default has occurred during the preceding fiscal year or exists as of the date of such Officers' Certificate, describing all such Defaults and what action the Company is taking or proposes to take with respect thereto).

        (b)   So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Company will use reasonable best efforts to obtain and deliver with the year-end financial statements delivered pursuant to Section 4.03(a) above, a written statement of the Company's independent auditors (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any accounting provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

        (c)   So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05    Taxes.

        The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06    Stay, Extension and Usury Laws.

        The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Restricted Payments.

        (a)   MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of MSW Energy II's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MSW Energy II or any of its Restricted Subsidiaries and repayments of any capital contribution loan made by a member of MSW Energy II) or to the direct or indirect holders of MSW Energy II's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of MSW Energy II or to MSW Energy II or a Restricted Subsidiary of MSW Energy II);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MSW Energy II) any Equity Interests of MSW Energy II or any direct or indirect parent of MSW Energy II;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   the Issuers are not then required to make an ARC Transaction Offer pursuant to Section 4.10 which they have not yet consummated; and

          (3)   MSW Energy II would, at the time of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to (a) the Proportionate Consolidated Interest Coverage Ratio test and (b) the projected Proportionate Consolidated Interest Coverage Ratio test set forth in Section 4.09(a).

        MSW Energy II's Board of Directors shall determine on a basis consistent with the projections most recently approved by MSW Energy II's Board of Directors in good faith whether MSW Energy II's projected Proportionate Consolidated Interest Coverage Ratio for the relevant period is greater than 2.0 to 1.0. Not later than the date of making such Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that the making of such Restricted Payment is permitted and setting forth the basis upon which the Proportionate Consolidated Interest Coverage Ratio tests were computed; provided that such Officers' Certificate need not include any projections, including the amount by which the projected Proportionate Consolidated Interest Coverage Ratio exceeds 2.0 to 1.0.

        (b)   So long as no Default (or, in the case of clause (5) below, so long as no Event of Default based on the failure to pay principal on the Notes) has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) will not prohibit:

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration of the dividend or distribution, if at the date of declaration the dividend or distribution payment would have complied with the provisions of this Indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of MSW Energy II or any Guarantor or of any Equity Interests of

  MSW Energy II in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary of MSW Energy II) of, Equity Interests of MSW Energy II (other than Disqualified Stock) or out of the net proceeds of substantially concurrent capital contributions made to MSW Energy II; provided that the amount of any such net cash proceeds that are utilized for any such redemption, defeasance or other acquisition will be excluded from clause (7) of this paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of MSW Energy II or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend by a Restricted Subsidiary of MSW Energy II to the holders of its Equity Interests on a pro rata basis;

          (5)   so long as MSW Energy II is a limited liability company that is not treated as an association taxable as a corporation for federal income tax purposes, distributions to members of MSW Energy II (or the owners of such members) in an amount not to exceed the Tax Accrual Amount for such period and all prior periods; provided that no distribution shall be made unless MSW Energy II would, at the time of such distribution, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a)(i) and (ii) of this Indenture;

          (6)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MSW Energy II or any Restricted Subsidiary of MSW Energy II or any parent entity of MSW Energy II held by any member of MSW Energy II's (or any of its Restricted Subsidiaries' or any parent entity's) current or former management or any of their permitted transferees pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period (with amounts not being used in any twelve-month period being carried-forward to the next twelve-month period; provided, that the aggregate price paid in any twelve-month period may not exceed $10.0 million);

          (7)   Restricted Payments by MSW Energy II or its Restricted Subsidiaries in an amount not to exceed the cumulative net cash proceeds it receives from (i) the sale of Equity Interests (other than Disqualified Stock), (ii) capital contributions and (iii) cash distributions from any of its Unrestricted Subsidiaries;

          (8)   payment of interest on and repayment by MSW Energy II of any capital contribution loan made by a member of MSW Energy II to MSW Energy II or the payment by MSW Energy II of preferred returns on, or the redemption by MSW Energy II of, preferred interest in MSW Energy II, in each case subject to and in accordance with the terms of MSW Energy II's Amended and Restated Limited Liability Company Agreement;

          (9)   capital contribution and capital contribution loans by MSW Energy II or any of its Subsidiaries to Ref-Fuel (or, in the event MSW Energy II merges with and into Ref-Fuel, by the surviving entity to ARC) up to an aggregate amount of $20.0 million outstanding at any one time;

          (10) Permitted Payments to Parents;

          (11) distributions by MSW Energy II to its direct or indirect parent entities to enable them to pay the fees, expenses and costs necessary to maintain the letters of credit required by the Equity Contribution Agreement;

          (12) the distribution by MSW Energy II to its parent entities of the net proceeds from issuance of the Notes to facilitate the Transactions; and

          (13) other Restricted Payments not to exceed $15.0 million in the aggregate since the date of this Indenture.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MSW Energy II or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined in good faith by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Issuers will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed; provided that such Officers' Certificate need not include any projections, including the amount by which the projected Proportionate Consolidated Interest Coverage Ratio exceeds 2.0 to 1.0.

        (c)   Notwithstanding anything contained to the contrary in this Section 4.07, MSW Energy II may not make a Restricted Payment with the proceeds of any Indebtedness incurred by MSW Energy II or any of its Restricted Subsidiaries, other than a distribution of proceeds of the offering of the notes to facilitate the Transactions.

Section 4.08    Dividend and Other Payment Restrictions Affecting Subsidiaries.

        (a)   MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to, and MSW Energy II will not vote its membership interest so that Ref-Fuel will create or permit to exist or become effective any consensual encumbrance or restriction on the ability of Ref-Fuel to:

          (1)   pay dividends or make any other distributions on its Capital Stock to MSW Energy II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to MSW Energy II or any of its Restricted Subsidiaries;

          (2)   make loans or advances to MSW Energy II or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to MSW Energy II or any of its Restricted Subsidiaries.

        (b)   The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

          (1)   Agreements governing Existing Indebtedness;

          (2)   this Indenture, the Notes and the Note Guarantees;

          (3)   applicable law;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by MSW Energy II or any of its Restricted Subsidiaries, or with and into which MSW Energy II or any of its Restricted Subsidiaries may merge, as in effect at the time of such acquisition or merger (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition or merger), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, provided that, in the case of Indebtedness incurred in connection with the acquisition or merger, such Indebtedness of such Person was permitted by the terms of this Indenture to be incurred by MSW Energy II and its Restricted Subsidiaries;

          (5)   customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

          (6)   any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

          (7)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (8)   Liens securing Indebtedness otherwise permitted to be incurred under this Indenture pursuant to Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

          (9)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (10) in the case of Ref-Fuel, any consensual encumbrances or other restrictions contained in the Amended and Restated Limited Liability Company Agreement of Ref-Fuel as in effect on the date of this Indenture.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Equity.

        (a)   MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuers shall not issue any Disqualified Stock and shall not permit any of their Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuers' Restricted Subsidiaries may incur Indebtedness or issue preferred stock if, (i) the Proportionate Consolidated Interest Coverage Ratio for the Issuers' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred equity is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred equity had been issued, as the case may be, at the beginning of such four-quarter period; (ii) the projected Proportionate Consolidated Interest Coverage Ratio for the Issuers' four full fiscal quarters commencing with the first full fiscal quarter after the date of the proposed incurrence of Indebtedness or issuance of Disqualified Stock or preferred equity would be at least 2.0 to 1.0; and (iii) if the Indebtedness to be incurred constitutes Indebtedness that is pari passu with the Notes, the Issuers deliver to the Trustee written confirmation from S&P that the issuance of such Indebtedness will not result in a downgrade of the then current ratings on the Notes.

        MSW Energy II's Board of Directors shall determine on a basis consistent with the projections most recently approved by MSW Energy II's Board of Directors in good faith whether MSW Energy II's projected Proportionate Consolidated Interest Coverage Ratio for the relevant period is greater than 2.0 to 1.0. Not later than the date of incurring such additional Indebtedness or issuing such Disqualified Stock or preferred equity, the Issuers shall deliver to the Trustee an Officers' Certificate stating that the incurrence of such additional Indebtedness or issuance of Disqualified Stock or preferred equity is permitted and setting forth the basis upon which the Proportionate Consolidated Interest Coverage Ratio tests were computed; provided that such Officers' Certificate need not include any projections, including the amount by which the projected Proportionate Consolidated Interest Coverage Ratio exceeds 2.0 to 1.0.

        (b)   The provisions of Section 4.09(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by MSW Energy II and its Restricted Subsidiaries of the Existing Indebtedness;

          (2)   the incurrence by MSW Energy II of any Indebtedness to its members in respect of capital contribution loans or any other loans from the members of MSW Energy II to MSW Energy II contemplated by the Amended and Restated Limited Liability Company Agreement of MSW Energy II as in effect on the date of this Indenture;

          (3)   the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement and any future Note Guarantee delivered by a Restricted Subsidiary;

          (4)   the incurrence by MSW Energy II or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (b)(1), (3), (9)(c), (9)(d) or (10) of this Section 4.09(b);

          (5)   the incurrence by MSW Energy II or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MSW Energy II and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if an Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of an Issuer, or the Note Guarantee, in the case of a Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MSW Energy II or a Restricted Subsidiary of MSW Energy II and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MSW Energy II or a Restricted Subsidiary of MSW Energy II; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by MSW Energy II or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(5);

          (6)   the incurrence by MSW Energy II or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (7)   the guarantee by the Issuers or any of the Guarantors of Indebtedness of the Issuers or a Restricted Subsidiary of the Issuers that was permitted to be incurred by another provision of this Section 4.09;

          (8)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuers as accrued;

          (9)   in the event that ARC becomes a Restricted Subsidiary of MSW Energy II,

            (a)   the incurrence of Indebtedness under the ARC Credit Facility in an aggregate principal amount at any one time outstanding under this clause (9)(a)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ARC and its Subsidiaries thereunder) not to exceed $75.0 million;

            (b)   the incurrence by ARC and its Restricted Subsidiaries of Purchase Money Indebtedness not exceeding the cost of the property being financed with such Indebtedness and that does not extend to any property other than the property being financed permitted to be incurred under the ARC Indenture;

            (c)   the incurrence by ARC and its Restricted Subsidiaries of Indebtedness incurred in connection with any modification of any of the ARC Operating Facilities required in connection with compliance with applicable laws permitted to be incurred under the ARC Indenture; and

            (d)   the incurrence by ARC and its Restricted Subsidiaries of Non-Recourse Debt permitted under the ARC Indenture and incurred in connection with any new acquisition or development with respect to activities not prohibited by the ARC Indenture; and

          (10) the incurrence by MSW Energy II or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this Section 4.09(b)(10), not to exceed $30.0 million.

        The Issuers shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Issuers shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured.

        For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or is entitled to be incurred pursuant to Section 4.09(a), the Issuers shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.

        For purposes of determining compliance with this Section 4.09, if ARC becomes a Restricted Subsidiary of MSW Energy II, the Indebtedness of ARC and its Subsidiaries outstanding at the time it becomes subject to this Section 4.09 shall be deemed to be Existing Indebtedness of MSW Energy II and its Restricted Subsidiaries.

Section 4.10    Asset Sales.

        (a)   MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale.

        (b)   Any distribution of any net proceeds received by MSW Energy II or its Restricted Subsidiaries (or, in the event MSW Energy II merges with and into Ref-Fuel, any distribution of any net proceeds received by Ref-Fuel) from:

          (1)   an issuance of any debt or equity securities or incurrence of other Indebtedness by Ref-Fuel or any of its Subsidiaries (other than an issuance by Ref-Fuel in the event MSW Energy II merges with and into Ref-Fuel after the date of this Indenture); and

          (2)   the consummation of an ARC Asset Sale by Ref-Fuel or any of its Subsidiaries

  will constitute "Excess Proceeds". Within 30 days of the date when the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers will make an ARC Transaction Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any ARC Transaction Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an ARC Transaction Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such ARC Transaction Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each ARC Transaction Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an ARC Transaction Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.10 of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under those provisions of this Indenture by virtue of such conflict.

        (c)   Whether MSW Energy II or any of its Restricted Subsidiaries (or, in the event MSW Energy II merges with and into Ref-Fuel, Ref-Fuel) has received net proceeds from the events described in Section 4.10(b)(1) and (2), and the amount of any such net proceeds, shall be determined by MSW Energy II's Board of Directors in good faith.

Section 4.11    Transactions with Affiliates.

        (a)   MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that are no less favorable to MSW Energy II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MSW Energy II or such Restricted Subsidiary with an unrelated Person; and

          (2)   MSW Energy II delivers to the Trustee:

            (A)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of MSW Energy II; and

            (B)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to MSW Energy II of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        (b)   The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

          (1)   any employment agreement entered into by MSW Energy II or any of its Restricted Subsidiaries in the ordinary course of business of MSW Energy II or such Restricted Subsidiary;

          (2)   transactions between or among MSW Energy II and/or its Restricted Subsidiaries;

          (3)   transactions with a Person that is an Affiliate of MSW Energy II solely because MSW Energy II owns an Equity Interest in, or controls, such Person;

          (4)   payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Issuers;

          (5)   sales of Equity Interests of MSW Energy II (other than Disqualified Stock) to Affiliates of MSW Energy II;

          (6)   Restricted Payments that are permitted by Section 4.07 hereof;

          (7)   Reimbursements of any drawings and related interest and fees made to Affiliates by MSW Energy II or its Restricted Subsidiaries with respect to letters of credit, corporate guarantees or other agreements furnished on behalf of MSW Energy II or its Restricted Subsidiaries by such Affiliates;

          (8)   payment of reasonable administrative services fees, and reimbursement of related expenses, by MSW Energy II to its members or their Affiliates, to the extent a majority of the representatives to MSW Energy II's Board of Directors appointed by the disinterested member(s) of MSW Energy II approves such arrangements and determines that such administrative services are necessary and must be obtained either by outsourcing to a third party or by hiring additional employees to perform such services;

          (9)   the provision by Credit Suisse Boston LLC or its Affiliates of investment banking or other services, if such arrangements are approved by a majority of the representatives appointed by the disinterested member(s) of MSW Energy II;

          (10) the provision by American International Group, Inc. or its Affiliates of insurance and surety bond services, if such arrangements are approved by a majority of the representatives appointed by the disinterested member(s) of MSW Energy II; and

          (11) transactions between or among MSW Energy II and its Affiliates in connection with the Transactions, including the assumption by MSW Energy II of some or all of the obligations of UAE Corp. under the Equity Contribution Agreement; and

          (12) the redemption by Ref-Fuel of the 0.1% Equity Interest therein held by UAE Ref-Fuel II Corp. so long as, in connection with such transaction, (x) the proceeds of such redemption are made subject to the Lien under the Pledge Agreement and (y) MSW Energy II retains the right to appoint 50% of the members of the Board of Directors of Ref-Fuel.

Section 4.12    Liens.

        MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13    Line of Business.

        The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, hold any material assets, become liable for any material obligations or engage in any significant business activities other than holding the Capital Stock, directly or indirectly, of Ref-Fuel or any entity that succeeds to all or part of Ref-Fuel's ownership interest in ARC; provided that (i) MSW Energy II may incur any Indebtedness permitted to be incurred by this Indenture if the net proceeds of such Indebtedness are received by MSW Energy II or one or more of MSW Energy II's Restricted Subsidiaries and MSW Energy Finance II may be a co-obligor or guarantor with respect to such Indebtedness if MSW Energy II is a primary obligor of such Indebtedness, (ii) the Issuers and their

Restricted Subsidiaries may own Unrestricted Subsidiaries in accordance with the applicable provisions of this Indenture, and the Unrestricted Subsidiaries will be free to engage in any line of business and (iii) MSW Energy II may assume some or all of the obligations of UAE Corp under the Equity Contribution Agreement.

Section 4.14    Corporate Existence.

        Subject to Article 5 hereof, MSW Energy II shall do or cause to be done all things necessary to preserve and keep in full force and effect:

          (1)   its limited liability company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of MSW Energy II or any such Restricted Subsidiary; and

          (2)   the rights (charter and statutory), licenses and franchises of MSW Energy II and its Restricted Subsidiaries; provided, however, that MSW Energy II shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of MSW Energy II and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15    Offer to Repurchase Upon Change of Control.

        (a)   Upon the occurrence of a Change of Control, the Issuers shall make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest on the Notes repurchased, if any, to (but not including) the date of purchase the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

          (1)   that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Note not tendered will continue to accrue interest;

          (4)   that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

          (7)   that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

        The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.15 of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.15 by virtue of such conflict.

        (b)   On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

          (1)   accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        (c)   Notwithstanding anything to the contrary in this Section 4.15, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer or Moody's and S&P shall have confirmed their then current ratings of the Issuers following such Change of Control.

Section 4.16    Payments for Consent.

        MSW Energy II shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17    Additional Note Guarantees.

        If MSW Energy II or any of its Restricted Subsidiaries acquires, creates or obtains control of another Subsidiary after the date of this Indenture, then MSW Energy II shall cause that newly acquired, created or controlled Subsidiary (other than a Subsidiary that does not constitute a Restricted Subsidiary) to execute a Note Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within 90 days of the date on which it was acquired, created or on which MSW Energy II obtained control. In the event that Ref-Fuel becomes a Subsidiary of MSW Energy II, then MSW Energy II shall cause the Affiliates that directly hold the Capital Stock of Ref-Fuel to execute a Note Guarantee pursuant to a supplemental indenture. The form of such Note Guarantee is attached as Exhibit E hereto.

Section 4.18    Additional Pledges of Capital Stock.

        If MSW Energy II or any Guarantor directly acquires, creates or obtains control of another Subsidiary after the date of this Indenture, then MSW Energy II or such Guarantor shall pledge the Capital Stock of that newly acquired, created or controlled Subsidiary held by MSW Energy II or such Guarantor, and, if such newly acquired, created or controlled Subsidiary is a Restricted Subsidiary, it shall pledge the Capital Stock of any Subsidiary held directly by such newly acquired, created or controlled Subsidiary, in each case, as security for the full and final payment and performance of the Obligations of the Issuers under this Indenture and the Notes, except, that in the event Ref-Fuel becomes a Restricted Subsidiary (or MSW Energy II merges with and into Ref-Fuel), it will not be required to pledge the Capital Stock in ARC to the extent prohibited by any financing agreement entered into prior to and not in connection with Ref-Fuel becoming a Restricted Subsidiary or MSW Energy II merging with and into Ref-Fuel. In the event that Ref-Fuel becomes a Subsidiary of MSW Energy II (or MSW Energy II merges with and into Ref-Fuel), any Affiliate of MSW Energy II shall pledge the Capital Stock of Ref-Fuel that it directly holds. MSW Energy II, the Guarantors and such newly acquired, created or controlled Subsidiary shall execute a pledge agreement with the collateral agent and deliver an opinion of counsel satisfactory to the collateral agent within 90 days of the date on which it was acquired, created or controlled.

Section 4.19    Distributions From Ref-Fuel

        In the event that (a) Ref-Fuel becomes a Subsidiary of MSW Energy II or (b) MSW Energy II merges with and into Ref-Fuel, MSW Energy II shall cause Ref-Fuel (or the surviving entity in the case of clause (b)) to enter into a deposit agreement, having the same terms and conditions as the Deposit Agreement, including, without limitation, requiring Ref-Fuel to:

          (1)   establish accounts identical to the "Accounts" set forth in Section 2.1 of the Deposit Agreement;

          (2)   deposit all dividends, distributions and other amounts received by Ref-Fuel on account of its interests in its Subsidiaries, including payments on loans made by Ref-Fuel to its Subsidiaries, into such accounts; and

          (3)   distribute all funds held in such accounts pursuant to waterfall levels identical to the "Waterfall Levels" set forth in Section 4.1.2 of the Deposit Agreement;

provided that (i) the "Operating Account" in such deposit agreement shall include operating and similar expenses of MSW Energy II (or the surviving entity) and the other Affiliates holding an interest in Ref-Fuel and Permitted Payments to Parents, (ii) the Senior Notes Interest Payment Account will cover the interest on the Notes and the MSW Energy Notes, (iii) additional "Accounts" may be created as required by the MSW Energy Notes; provided that amounts are applied after the distribution and deposit into the Senior Notes Payment Account and (iv) the MSW Energy II Distribution Account shall hold amounts to be distributed to members of Ref-Fuel.

Section 4.20    Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of MSW Energy II may designate any Restricted Subsidiary (other than MSW Energy Finance II, UAE Ref-Fuel II Corp., or any Subsidiary that holds the Capital Stock of Ref-Fuel, ARC or any of their Subsidiaries or any successor to any of them) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by MSW Energy II and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of MSW Energy II may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

ARTICLE 5.
SUCCESSORS

Section 5.01    Merger, Consolidation, or Sale of Assets.

        MSW Energy II shall not, directly or indirectly, (a) consolidate or merge with or into another Person (whether or not MSW Energy II is the surviving corporation), or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MSW Energy II and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either:

            (A)  MSW Energy II is the surviving entity; or

            (B)  the Person formed by or surviving any such consolidation or merger (if other than MSW Energy II) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than MSW Energy II) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of MSW Energy II under the Notes, this Indenture, the Registration Rights Agreement, the Deposit Agreement and the Pledge Agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   MSW Energy II or the Person formed by or surviving any such consolidation or merger (if other than MSW Energy II), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the historical Proportionate Consolidated Interest Coverage Ratio test set forth in Section 4.09(a) hereof or (B) have a higher ratio of Consolidated Cash Flow to Consolidated Interest Expense (including for this purpose, the components of the Proportionate Consolidated Cash Flow for MSW Energy II for the applicable period) determined on a basis consistent with this Indenture (whether or not greater than 2.0 to 1.0) than the Proportionate Consolidated Interest Coverage Ratio for MSW Energy II for the same period on a stand-alone basis without giving effect to such merger or consolidation or other applicable transaction.

        This Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuers and any of the Guarantors.

        Notwithstanding the foregoing, MSW Energy II shall be permitted to reorganize as a corporation in accordance with the terms of this Indenture, provided that MSW Energy II shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization is not adverse to Holders of the Notes (it being recognized that such reorganization shall not be deemed adverse to the Holders of the Notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law).

        Notwithstanding the foregoing, in the event that MSW Energy II merges with and into Ref-Fuel, Ref-Fuel shall assume all the obligations of MSW Energy II for all purposes of the Notes and this

Indenture, except that it will not be subject to Section 4.10 hereof with respect to any assets other than the Capital Stock of ARC and will be required to pledge its interest in ARC only under the circumstances described in Section 4.10 hereof.

Section 5.02    Successor Corporation Substituted.

        Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of MSW Energy II in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which MSW Energy II is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to "MSW Energy II" shall refer instead to the successor entity and not to MSW Energy II), and may exercise every right and power of MSW Energy II under this Indenture with the same effect as if such successor Person had been named as MSW Energy II herein; provided, however, that MSW Energy II shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company's assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01    Events of Default.    Each of the following is an "Event of Default":

          (1)   the Company defaults for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

          (2)   the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

          (3)   MSW Energy II or any of its Restricted Subsidiaries fails to comply with the provisions of Section 4.07, 4.09, 4.10, 4.15 or 5.01 hereof for 30 days after notice to MSW Energy II by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

          (4)   MSW Energy II or any of its Restricted Subsidiaries fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Notes or the Pledge Agreement or the Deposit Agreement for 60 days after notice to MSW Energy II by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

          (5)   a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by MSW Energy II or any of its Restricted Subsidiaries (or the payment of which is guaranteed by MSW Energy II or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

            (A)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (B)  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

          (6)   a default occurs under the ARC Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of such Indebtedness aggregates $25.0 million or more;

          (7)   a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against MSW Energy II or any of its Subsidiaries, which judgment or judgments are not paid, discharged or stayed for a period of 60 days; provided that the aggregate of all such undischarged judgments exceeds $25.0 million;

          (8)   breach by the Company of any material representation or warranty or agreement in the Pledge Agreement or Deposit Agreement for 30 days after notice to MSW Energy II by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; the repudiation in writing by the Company of any of its obligations under the Pledge Agreement or Deposit Agreement; or the unenforceability of a material provision of the Pledge Agreement or Deposit Agreement against the Company for any reason;

          (9)   failure of the Escrow Agreement, at any time, to be in full force and effect (unless the Company Deposit is released by the Escrow Agent) or any contest by the Issuers or any of the Guarantors of the validity or enforceability of the Escrow Agreement;

          (10) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm in writing its obligations under its Note Guarantee;

          (11) MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel, any Subsidiary of Ref-Fuel that is a Significant Subsidiary or any group of Subsidiaries of Ref-Fuel that, taken as a whole, would constitute a Significant Subsidiary of Ref-Fuel pursuant to or within the meaning of Bankruptcy Law:

            (A)  commences a voluntary case,

            (B)  consents to the entry of an order for relief against it in an involuntary case,

            (C)  consents to the appointment of a custodian of it or for all or substantially all of its property,

            (D)  makes a general assignment for the benefit of its creditors, or

            (E)  generally is not paying its debts as they become due; or

          (12) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (A)  is for relief against MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel, any Subsidiary of Ref-Fuel that is a Significant Subsidiary of Ref-Fuel or any group of Subsidiaries of Ref-Fuel that, taken as a whole, would constitute a Significant Subsidiary of Ref-Fuel in an involuntary case;

            (B)  appoints a custodian of MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel, any Subsidiary of Ref-Fuel that is a Significant Subsidiary of Ref-Fuel or any group of Subsidiaries of Ref-Fuel that, taken as a whole, would constitute a Significant Subsidiary of Ref-Fuel or for all or substantially all of the property of MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel, any Subsidiary of Ref-Fuel that is a Significant Subsidiary or any group of Subsidiaries of Ref-Fuel that, taken as a whole, would constitute a Significant Subsidiary of Ref-Fuel; or

            (C)  orders the liquidation of MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel, any Subsidiary of Ref-Fuel that is a Significant Subsidiary of Ref-Fuel or any group of Subsidiaries of Ref-Fuel that, taken as a whole, would constitute a Significant Subsidiary of Ref-Fuel;

          and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02    Acceleration.

        In the case of an Event of Default specified in clause (11) or (12) of Section 6.01 hereof, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (11) or (12) of Section 6.01 hereof occurs all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03    Other Remedies.

        If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

        The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

        Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

        Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

        A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

          (1)   the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

          (2)   the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3)   such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

          (5)   during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

        A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07    Rights of Holders of Notes to Receive Payment.

        Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an ARC Transaction Offer or Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08    Collection Suit by Trustee.

        If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

        The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall, as permitted by applicable law, be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

        If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

          First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

          Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and

          Third: to the Company or to such party as a court of competent jurisdiction shall direct.

        The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

        In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 (to the extent permitted by applicable law) does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

Section 7.01    Duties of Trustee.

        (a)   If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        (b)   Except during the continuance of an Event of Default:

          (1)   the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

          (2)   in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

        (c)   The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

          (1)   this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

          (2)   the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

          (3)   the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

        (d)   Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

        (e)   No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

        (f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

        (g)   Every provision of this Indenture relating to the conduct or affecting the liability of or affording protections to the Trustee shall be subject to the provisions of this Section 7.01 and the TIA.

Section 7.02    Rights of Trustee.

        (a)   The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

        (b)   Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

        (c)   The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

        (d)   The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

        (e)   Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from MSW Energy II will be sufficient if signed by an Officer of MSW Energy II.

        (f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the

Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.03    Individual Rights of Trustee.

        The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with MSW Energy II or any Affiliate of MSW Energy II with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. However, the Trustee must comply with Sections 7.10 and 7.11 hereof.

Section 7.04    Trustee's Disclaimer.

        The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, except as contained in the Trustee's certificate of authentication. The Trustee shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture. The Trustee will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

        If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Interest, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06    Reports by Trustee to Holders of the Notes.

        (a)   Within 60 days after each November 24 beginning with the November 24 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

        (b)   A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07    Compensation and Indemnity.

        (a)   The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

        (b)   The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

        (c)   The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

        (d)   To secure the Company's payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee in its capacity as Trustee under this Indenture, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

        (e)   When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01 (11) or (12) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

        (f)    The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08    Replacement of Trustee.

        (a)   A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

        (b)   The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

          (1)   the Trustee fails to comply with Section 7.10 hereof;

          (2)   the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

          (3)   a custodian or public officer takes charge of the Trustee or its property; or

          (4)   the Trustee becomes incapable of acting.

        (c)   If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

        (d)   If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        (e)   If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        (f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger, etc.

        If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10    Eligibility; Disqualification.

        There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

        This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11    Preferential Collection of Claims Against Company.

        The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

        The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

        Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

          (1)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

          (2)   the Company's obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's and the Guarantors' obligations in connection therewith; and

          (4)   this Article 8.

        Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

        Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17 4.18, 4.19 and 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, "Covenant Defeasance"), and the Notes will thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(7) and 6.01(9) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the date of this Indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which MSW Energy II or any of its Restricted Subsidiaries is a party or by which MSW Energy II or any of its Restricted Subsidiaries is bound;

          (6)   the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

          (7)   the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

        Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

        The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

        Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Company.

        Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07    Reinstatement.

        If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantor's obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

        Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees or the Notes without the consent of any Holder of a Note:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

          (3)   to provide for the assumption of the Company's or a Guarantor's obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

          (6)   to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

          (7)   to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

          (8)   to implement the arrangements contemplated by Section 4.19 hereof; and

          (9)   to conform the text of this Indenture, the Note Guarantees, the Pledge Agreement, the Deposit Agreement or the Notes to any provision of the section entitled "Description of Notes" in the Offering Memorandum to the extent that such provision in such section was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Pledge Agreement, the Deposit Agreement or the Notes.

        Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02    With Consent of Holders of Notes.

        Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof), the Note Guarantees, the Notes, the Pledge Agreement or the Deposit Agreement with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Note Guarantees, the Notes, the Pledge Agreement or the Deposit Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be "outstanding" for purposes of this Section 9.02.

        Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

        It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

        After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.

        Notwithstanding anything to the contrary contained in this Section 9.02, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof;

          (3)   reduce the rate of or change the time for payment of interest, including default interest, on any Note;

          (4)   waive a Default or Event of Default in the payment of principal of or premium or Additional Interest, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

          (7)   waive a redemption payment with respect to any Note (except a payment pursuant to Sections 3.09, 4.10 or 4.15 hereof);

          (8)   release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

          (9)   make any change in this Section 9.02.

Section 9.03    Compliance with Trust Indenture Act.

        Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04    Revocation and Effect of Consents.

        Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05    Notation on or Exchange of Notes.

        The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

        Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, etc.

        The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE 10.
COLLATERAL AND SECURITY

Section 10.01    Pledge Agreement and Deposit Agreement.

        The due and punctual payment of the principal of and interest and Additional Interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Pledge Agreement and the Deposit Agreement, each of which the Company has entered into simultaneously with the execution of this Indenture and which are attached as Exhibits G and H hereto. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Pledge Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) and the Deposit Agreement (including, without limitation, the provisions providing for release of Pledged Accounts and Pledged Account Funds), as each may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Agent to enter into each of the Pledge Agreement and the Deposit Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Pledge Agreement and the Deposit Agreement, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Pledge Agreement and the Deposit Agreement, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Pledge Agreement, and the Pledged Accounts and Pledged Account Funds, by the Deposit Agreement, or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. MSW Energy II shall take, and shall cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Pledge Agreement and the Deposit Agreement to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, the Pledged Accounts and the Pledged Account Funds, in favor of the Collateral Agent for the benefit of the Holders of Notes and holders of Parity Lien Obligations, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

Section 10.02    Recording and Opinions.

        (a)   The Company will furnish to the Trustee promptly after the execution and delivery of this Indenture an Opinion of Counsel either:

          (1)   stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments necessary to make effective the Lien intended to be created by the Pledge Agreement, and reciting with respect to the security interests in the Pledged Collateral, the details of such action; or

          (2)   stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.

        (b)   The Company will furnish to the Collateral Agent and the Trustee on December 1 in each year beginning with December 1, 2004, an Opinion of Counsel, dated as of such date, either:

          (1)   (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Pledge Agreement and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Pledge Agreement with respect to the security interests in the Collateral;

          (2)   stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

        (c)   The Company will otherwise comply with the provisions of TIA §314(b).

Section 10.03    Release of Collateral.

        (a)   Subject to subsections (b), (c) and (d) of this Section 10.03, Collateral may be released from the Lien and security interest created by the Pledge Agreement at any time or from time to time in accordance with the provisions of the Pledge Agreement or as provided hereby. In addition, upon the request of the Company pursuant to an Officers' Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an ARC Asset Sale and (at the sole cost and expense of the Company) the Collateral Agent will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an ARC Asset Sale, the Company will apply the Excess Proceeds in accordance with Section 4.10 hereof. Upon receipt of such Officers' Certificate the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Pledge Agreement. Any transfer of funds in accordance with the terms and conditions set forth in the Deposit Agreement will not be considered a release of Collateral for purposes of this Article 10.

        (b)   No Collateral may be released from the Lien and security interest created by the Pledge Agreement pursuant to the provisions of the Pledge Agreement unless the certificate required by this Section 10.03 has been delivered to the Collateral Agent, except for transfers of cash pursuant to Section 4(b)(iii)(C)(3) of the Pledge Agreement.

        (c)   At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Pledge Agreement will be effective as against the Holders of Notes.

        (d)   The release of any Collateral from the terms of this Indenture and the Pledge Agreement will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Pledge Agreement. To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA §314(d), relating to the release of property or securities from the Lien and security interest of the Pledge Agreement and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Pledge Agreement and the Deposit Agreement, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 10.04    Certificates of the Company.

        The Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Pledge Agreement:

          (1)   all documents required by TIA §314(d); and

          (2)   an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d).

        The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.05    Certificates of the Trustee.

        In the event that the Company wishes to release Collateral in accordance with the Pledge Agreement and has delivered the certificates and documents required by the Pledge Agreement and Sections 10.03 and 10.04 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.04(2), will deliver a certificate to the Collateral Agent setting forth such determination.

Section 10.06    Authorization of Actions to Be Taken by Trustee.

        Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

          (1)   enforce any of the terms of the Pledge Agreement or the Deposit Agreement; and

          (2)   collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

        The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Pledge Agreement, the Deposit Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.07    Authorization of Receipt of Funds by the Trustee.

        The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Pledge Agreement and the Deposit Agreement, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.08    Termination of Security Interest.

        Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Pledge Agreement.

ARTICLE 11.
NOTE GUARANTEES

Section 11.01    Guarantee.

        (a)   Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

          (1)   the principal of, premium and Additional Interest, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

          (2)   in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

        Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

        (b)   The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

        (c)   If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

        (d)   Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02    Limitation on Guarantor Liability.

        Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03    Execution and Delivery of Note Guarantee.

        To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that a supplemental indenture will be executed on behalf of such Guarantor by one of its Officers.

        Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

        If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

        The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

        In the event that MSW Energy II or any of its Restricted Subsidiaries creates, acquires or obtains control of any Subsidiary after the date of this Indenture, if required by Section 4.17 hereof, MSW Energy II or such Restricted Subsidiary shall cause such Subsidiary to comply with the provisions of Section 4.17 hereof and this Article 11, to the extent applicable.

Section 11.04    Guarantors May Consolidate, etc., on Certain Terms.

        Except as otherwise provided in Section 11.05, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than MSW Energy II or another Guarantor, unless:

          (1)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (2)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, this Indenture, the Note Guarantee and the Pledge Agreement on the terms set forth herein or therein.

        Notwithstanding the foregoing, Ref-Fuel may redeem the 0.1% Equity Interest therein held by UAE Ref-Fuel II Corp. without assuming the obligations of UAE Ref-Fuel II Corp. so long as, in connection with such transaction, (x) the proceeds of such redemption are made subject to the Lien under the Pledge Agreement and (y) MSW Energy II retains the right to appoint 50% of the members of the Board of Directors of Ref-Fuel; provided that such redemption shall not affect the obligation of Ref-Fuel to become a Guarantor and execute a supplemental indenture pursuant to any other provision of this Indenture.

        In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

        Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into MSW Energy II or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to MSW Energy II or another Guarantor.

Section 11.05    Releases.

        In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of MSW Energy II, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee. The Note Guarantee of a Guarantor shall be released upon its designation by MSW Energy II as an Unrestricted Subsidiary in accordance with the terms of this Indenture.

        Any Guarantor not released from its obligations under its Note Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12.
COLLATERAL SHARING WITH PARITY LIENS

Section 12.01    Prerequisites to incurring Parity Lien Debt.

        (a)   Prior to incurring any Parity Lien Debt, the Company will deliver to the Trustee and the Collateral Agent an Officer's Certificate stating that:

          (1)   the Company intends to incur, on a date stated therein, Indebtedness that will constitute Parity Lien Debt;

          (2)   no Default or Event of Default exists on the date of such Officer's Certificate or will exist after giving effect to the incurrence of such Indebtedness;

          (3)   the Company has appointed the Collateral Agent to hold the security interest on behalf of such Parity Lien Debt in accordance with the Pledge Agreement and has taken all steps necessary to make the Pledge Agreement and the Deposit Agreement applicable to the Parity Lien Debt;

          (4)   the Company will take all actions as may be necessary to grant or confirm the grant of Collateral to the Collateral Agent as security for all present and future Note Obligations and Parity Lien Obligations, and shall take such action to perfect such security interest such that after giving effect thereto the Collateral Agent will hold as security for all present and future Note Obligations and Parity Lien Obligations, a valid and perfected security interest upon all or substantially all of the Collateral that, immediately prior to giving effect thereto, was subject to the Liens on the Notes;

          (5)   the Liens securing such proposed Parity Lien Debt will not be subject or subordinate to any Lien securing Indebtedness other than Liens permitted by clause (6) of the definition of "Permitted Liens" and any other Permitted Lien to which the Notes are subject or subordinate to; and

          (6)   the Company and its Subsidiaries will, on such date, enter into all amendments, if any, to the Pledge Agreement and the Deposit Agreement then in effect that are necessary to add Parity Lien Obligations to the obligations secured thereby, pursuant to amendments delivered to the

  Collateral Agent therewith, to be executed on such date by the Collateral Agent and the Company or the Subsidiary party to the Pledge Agreement;

        (b)   the holders of any Parity Lien Obligations, or a representative on their behalf, shall execute and deliver a contractual undertaking in substantially the form of the Joinder Agreement attached as Exhibit B to the Pledge Agreement whereby such persons agree to be bound by the lien sharing provisions of this Indenture;

        (c)   the Company will deliver to the Trustee and the Collateral Agent, as the case may be, opinions of counsel confirming on customary terms:

          (1)   the validity and enforceability of each of the Pledge Agreement and the Deposit Agreement, as amended, delivered to the Collateral Agent;

          (2)   the validity, enforceability and perfection of the Liens granted by such Pledge Agreement, as amended;

          (3)   that the Note Obligations and Parity Lien Obligations (i) are secured by equal and ratable security interests in the Collateral and (ii) that the holders of any such Parity Lien Obligations or their representative have duly executed and delivered a contractual undertaking in substantially the form of the Joinder Agreement attached as Exhibit B to the Pledge Agreement whereby such persons agree to be bound by the lien sharing provisions of this Indenture and that such contractual undertaking is legally binding and enforceable on such holders of Parity Lien Debt; and

          (4)   the continued perfection of the Note Liens, without loss of priority as against any Lien other than Parity Liens, upon giving effect to the inclusion of such Parity Lien Obligation in any such amendment of the Pledge Agreement, then, subject to the terms of the Pledge Agreement and the Deposit Agreement, the Trustee will direct the Collateral Agent to execute and deliver such amendments to the Pledge Agreement and the Deposit Agreement, if any, as may be necessary to accomplish the foregoing and the Collateral Agent will countersign the Joinder Agreement thereby confirming that it will hold the Note Liens and the Pledge Agreement and the Liens granted thereby for the benefit of the holders of the Note Obligations and Parity Lien Obligations on the terms of such Pledge Agreement.

Section 12.02    Equal and Ratable Lien Sharing.

        Notwithstanding (i) anything to the contrary contained in this Indenture or any indenture, agreement or instrument governing, evidencing or relating to any Parity Lien Obligations, (ii) the time, order or method of attachment of the Note Liens or the Parity Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under the Uniform Commercial Code or any other law governing relative priorities of secured creditors:

          (a)   the Note Liens will rank equally and ratably with all valid, enforceable and perfected Parity Liens, whenever granted upon any present or future Collateral, but only to the extent such Parity Liens secure Parity Lien Obligations, and

          (b)   all proceeds of the Note Liens and Parity Liens shall be allocated and distributed equally and ratably on account of the Note Obligations and Parity Lien Obligations.

Section 12.03    Enforcement.

        The provisions of Section 12.01(b) are intended for the benefit solely of the Company and shall be enforceable by the Company against the Trustee, the Collateral Agent and the Holders of Notes. The

provisions of Section 12.02 are binding upon and intended for the benefit of the Collateral Agent and each present and future holder of Note Obligations and Parity Lien Obligations, each of whom shall be entitled to enforce such provisions as a third party beneficiary hereof.

Section 12.04    Amendment.

        (a)   No amendment or supplement to the provisions of this Article 12 will:

          (1)   be effective unless set forth in a writing signed by the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes) then outstanding voting as a single class, except to the extent consent of the Holders is not required pursuant to Section 9.01 of this Indenture; or

          (2)   be effective without the written consent of the Company and, if any Parity Lien Debt is then outstanding, the Holders of at least a majority in principal amount of all Parity Lien Debt then outstanding voting as a single class, unless the consent of the holders of Parity Lien Debt is not required under the applicable document for the Parity Lien Debt.

        Any such amendment or supplement that imposes any obligation upon the Collateral Agent or adversely affects the rights of the Collateral Agent in its individual capacity at any time when the Trustee is not the Collateral Agent will become effective only with the consent of the Collateral Agent.

        (b)   No waiver of any of the provisions of this Article 12 will in any event be effective unless set forth in a writing signed and consented to, as required for an amendment under this Section 12.04, by the party to be bound thereby.

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01    Satisfaction and Discharge.

        This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

          (1)   either:

            (a)   all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

            (b)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

            (2)   with respect to Section 13.01(1)(b), no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

            (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

            (4)   with respect to Section 13.01(1)(b), the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Section 13.02 and Section 8.06 will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02    Application of Trust Money.

        Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

        If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and any Guarantor's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.
MISCELLANEOUS

Section 14.01    Trust Indenture Act Controls.

        If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 14.02    Notices.

        Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

        If to the Company and/or any Guarantor:

    MSW Energy Holdings II LLC
    c/o DLJ Merchant Banking Partners
    Eleven Madison Avenue
    New York, New York 10010-3629
    Fax No.: (646) 935-7043 Attention: Daniel Clare

    With a copy to:
    Weil, Gotshal & Manges, LLP
    757 Fifth Avenue
    New York, NY 10153
    Fax No.: (212) 310-8007
    Attention: Matthew Bloch

    If to the Trustee:
    Wells Fargo Bank Minnesota, National Association
    Corporate Trust Services
    213 Court Street, Suite 703
    Middletown, CT 06457
    Fax No.: (860) 704-6219
    Attention: Joseph P. O'Donnell

        The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

        All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

        Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

        If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

        If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.03    Communication by Holders of Notes with Other Holders of Notes.

        Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04    Certificate and Opinion as to Conditions Precedent.

        Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

          (1)   an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

          (2)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05    Statements Required in Certificate or Opinion.

        Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

          (1)   a statement that the Person making such certificate or opinion has read such covenant or condition;

          (2)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (3)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (4)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06    Rules by Trustee and Agents.

        The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07    No Personal Liability.

        No past, present or future director, officer, employee, incorporator, partner, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Pledge Agreement, the Deposit Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08    Governing Law.

        THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09    No Adverse Interpretation of Other Agreements.

        This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10    Successors.

        All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

Section 14.11    Severability.

        In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12    Counterpart Originals.

        The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.13    Table of Contents, Headings, etc.

        The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of November 24, 2003
MSW ENERGY HOLDINGS II LLC
	By:	/s/ DANIEL H. CLARE Name: Daniel H. Clare Title: Secretary
MSW ENERGY FINANCE CO. II, INC.
	By:	/s/ DANIEL H. CLARE Name: Daniel H. Clare Title: Secretary
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as trustee
	By:	/s/ FRANK MCDONALD Name: Frank McDonald Title: Vice President

Schedule I

SCHEDULE OF GUARANTORS

        The following schedule lists each Guarantor under the Indenture as of the date of the Indenture:

1

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TABLE OF CONTENTS
ARTICLE 3. REDEMPTION AND PREPAYMENT
ARTICLE 4. COVENANTS
ARTICLE 5. SUCCESSORS
ARTICLE 6. DEFAULTS AND REMEDIES
ARTICLE 7. TRUSTEE
ARTICLE 8. LEGAL DEFEASANCE AND COVENANT DEFEASANCE
ARTICLE 9. AMENDMENT, SUPPLEMENT AND WAIVER
ARTICLE 10. COLLATERAL AND SECURITY
ARTICLE 11. NOTE GUARANTEES
ARTICLE 12. COLLATERAL SHARING WITH PARITY LIENS
ARTICLE 13. SATISFACTION AND DISCHARGE
ARTICLE 14. MISCELLANEOUS
SIGNATURES
Schedule I